Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-236253

Prospectus Supplement No. 5

(To Prospectus dated April 21, 2020)

KLDISCOVERY INC.

29,350,000 Shares of Common Stock Issuable upon Exercise of

Outstanding Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 21, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-236253). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on August 12, 2020, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

KLDiscovery Inc.’s Common Stock and Public Warrants are quoted on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively. On August 10, 2020, the closing price of our Common Stock was $8.65 and on August 10, 2020, the closing price of our Public Warrants was $0.24.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 12, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

_____________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2020 (August 6, 2020)

_____________________

KLDiscovery Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38789	61-1898603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8201 Greensboro Dr. Suite 300 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

(703) 288-3380

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02Results of Operations and Financial Condition

On August 12, 2020, KLDiscovery Inc. (“KLDiscovery” or the “Company”) issued a press release reporting its financial results for the three months ended June 30, 2020. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished with this Item 2.02, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Forward Looking Statements

This Current Report on Form 8-K includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements contained in this current report on Form 8-K other than statements of historical facts, including, without limitation, statements regarding KLDiscovery’s future financial and business performance, attractiveness of KLDiscovery’s product offerings and platform and the value proposition of KLDiscovery’s products, are forward-looking statements. When used in this current report on Form 8-K, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside KLDiscovery’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the ongoing impact of the COVID-19 pandemic; KLDiscovery’s ability to execute on its plans to develop and market new products and the timing of these development programs; KLDiscovery’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of KLDiscovery’s solutions; the success of other competing technologies that may become available; KLDiscovery’s ability to identify and integrate acquisitions; the performance and security of KLDiscovery’s services; potential litigation involving KLDiscovery; general economic conditions and cyclical nature of certain markets impacting demand for KLDiscovery’s services; KLDiscovery’s substantial levels of indebtedness; changes in complex laws and regulations in the U.S. and internationally; and volatility in the trading price of KLDiscovery common stock and warrants.

These risks and other factors discussed in the “Risk Factors” section of KLDiscovery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities Exchange Commission (“SEC”) on March 26, 2020, KLDiscovery’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 15, 2020, and any other reports KLDiscovery files with the SEC could cause actual results to differ materially from those expressed or implied by forward-looking statements made by KLDiscovery or on our behalf.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  All statements speak only as of the date made, and unless legally required, KLDiscovery undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.02 Compensatory Arrangements of Certain Officers

The Company previously granted a stock option award to purchase 121,110 shares of the common stock of the Company (the “Option”), pursuant to the terms of its 2019 Incentive Award Plan and an award agreement thereunder to Christopher Weiler, the Company’s Chief Executive Officer.  In order to facilitate the granting of equity-based compensation awards to one or more of the Company’s other employees or service providers, on August 6, 2020, Mr. Weiler agreed with the Company to forfeit, without compensation, the entire Option awarded to him.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	KLDiscovery Press Release, dated August 12, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLDiscovery Inc.

Date: August 12, 2020	By:	/s/ Christopher J. Weiler
	Name:	Christopher J. Weiler
	Title:	Chief Executive Officer